Exhibit 99.1

Absci Reports Business Updates and Third Quarter 2023 Financial and Operating Results

Entered into partnership with Almirall to rapidly develop novel treatments for dermatological diseases, for up to $664M in deal value, plus royalties

Unveiled AI drug creation pipeline of four wholly-owned assets
VANCOUVER, Wash. and NEW YORK, November 14, 2023 – Absci Corporation (Nasdaq: ABSI), a generative AI drug creation company, today reported financial and operating results for the quarter ended September 30, 2023.
"Our recent achievements further demonstrate the value and power of our AI Integrated Drug Creation™ platform, as we entered into an innovative new collaboration with Almirall and proudly unveiled our internal pipeline of drug creation assets," said Sean McClain, Founder and CEO. "With these significant new partnered programs, the four wholly-owned assets we are currently advancing, and our expectation of additional new partnered programs this year, I believe we are well positioned to execute on our near- and longer-term objectives."
Recent Highlights
•Entered into a partnership with Almirall aimed to develop and commercialize AI-designed therapeutics to fight chronic and debilitating dermatological diseases. Under the terms of the partnership, Absci will apply its de novo generative AI technology to create and commercialize therapeutic candidates for two dermatological targets. In addition to product royalties, Absci is eligible to receive up to $664 million in upfront fees, R&D, and post-approval milestone payments across the two programs if all milestones are successfully completed.
•Unveiled AI drug creation pipeline of four wholly-owned asset programs focused on cytokine biology, including three potential best-in-class and one potential first-in-class assets. Each of these four programs has the potential to reach investigational new drug (IND) filing stage in 2025, with the first in early 2025.
•Advancing internal drug creation programs and expect to disclose data on ABS-101, a potential best-in-class TL1A antagonist, in early 2024.

Exhibit 99.1
Third Quarter 2023 Financial Results
Revenue was $0.7 million for the three months ended September 30, 2023 compared to $2.4 million for the three months ended September 30, 2022. This decrease was driven by partnered program mix and progress timing.
Research and development expenses were $11.0 million for the third quarter of 2023 compared to $15.5 million for the corresponding prior year period. This decrease was primarily driven by lower laboratory operational costs, increased efficiencies, and a prioritized focus within Absci's R&D efforts.
Selling, general, and administrative expenses were $9.5 million for the third quarter of 2023 compared to $11.4 million for the corresponding prior year period. This decrease was primarily due to reductions in personnel and insurance costs.
Net loss was $22.0 million for the third quarter of 2023, as compared to $27.3 million for the corresponding prior year period.
Cash, cash equivalents, and short-term investments as of September 30, 2023 was $113.5 million, compared to $124.6 million as of June 30, 2023.
2023 Outlook
Absci continues to anticipate at least ten new Active Programs in 2023, based on the company's current partnership pipeline. Absci also expects to generate more cash from execution on partnered programs this year and going forward, as compared to prior years, given the shift from cell line development to discovery programs.
Following the previously announced organizational realignment, Absci expects a gross use of cash, cash equivalents, and short-term investments, exclusive of partnered program and equipment financing receipts, of approximately $80 million for the fiscal year ending December 31, 2023, below prior year use of $105 million. Absci also continues to focus its investments and operations on strategic initiatives and near-term inflection points, providing cash and cash equivalents and short-term investments into late 2025, consistent with previous disclosures.
About Absci
Absci is a generative AI drug creation company that combines AI with scalable wet lab technologies to create better biologics for patients, faster. Our Integrated Drug Creation™ platform unlocks the potential to accelerate time to clinic and increase the probability of success by simultaneously optimizing multiple drug characteristics important to both development and therapeutic benefit. With the data to learn, the AI to create, and the wet lab to validate, we can screen billions of cells per week, allowing us to go from AI-designed antibodies to wet lab-validated candidates in as little as six weeks. Our vision is to deliver

Exhibit 99.1
breakthrough therapeutics at the click of a button, for everyone. Absci’s headquarters is in Vancouver, WA, with our AI Research Lab in New York City and an Innovation Center in Zug, Switzerland. Visit www.absci.com and follow us on LinkedIn (@absci), X (Twitter) (@Abscibio), and YouTube.
Availability of Other Information About Absci
Investors and others should note that we routinely communicate with investors and the public using our website (www.absci.com) and our investor relations website (investors.absci.com), including without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites, as well as on X (Twitter), LinkedIn and YouTube. The information that we post on these websites and social media outlets could be deemed to be material information. As a result, investors, the media, and others interested in Absci are encouraged to review this information on a regular basis. The contents of our website and social media postings, or any other website that may be accessed from our website or social media postings, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
Forward-Looking Statements
Certain statements in this press release that are not historical facts are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements containing the words “will,” “pursues,” “anticipates,” “plans,” “believes,” “forecast,” “potential,” “estimates,” “extends,” “expects,” and “intends,” or similar expressions. We intend these forward-looking statements, including statements regarding our expectations regarding business operations, financial performance, and results of operations, including our expectations and guidance regarding the success of our partnership with Almirall and our eligibility to receive payments under our partnerships, cash, cash equivalents, and short-term investments, our projected cash usage, needs, and runway, our expectations regarding the count of new Active Programs, our technology development efforts and the application of those efforts, including accelerating drug development timelines, increasing probability of successful drug development, our drug discovery and development activities related to partnered programs and our internal therapeutic assets, and the progress and success of our wholly-owned pipeline programs, including the timing for IND submissions and the disclosure of data relate to these programs, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and we make this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies, and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations, or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those

Exhibit 99.1
described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks and uncertainties relating to our ability to effectively collaborate on research, drug discovery, and development activities with our partners or potential partners and to enter into new partnerships and maintain our existing partnerships, and challenges inherent in discovery and development of therapeutic assets; along with those risks set forth in our most recent periodic report filed with the U.S. Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Investor Contact:
Alex Khan
VP, Finance & Investor Relations
investors@absci.com

Media Contact:
press@absci.com
absci@methodcommunications.com

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except for share and per share data)	2023	2022	2023	2022
Revenues
Technology development revenue	$744	$2,004	$5,380	$3,094
Collaboration revenue	—	365	—	1,096
Total revenues	744	2,369	5,380	4,190
Operating expenses
Research and development	11,029	15,525	35,798	47,593
Selling, general and administrative	9,505	11,407	28,508	32,803
Depreciation and amortization	3,513	3,404	10,515	9,451
Goodwill impairment	—	—	21,335	—
Total operating expenses	24,047	30,336	96,156	89,847
Operating loss	(23,303)	(27,967)	(90,776)	(85,657)
Other income (expense)
Interest expense	(229)	(279)	(806)	(685)
Other income, net	1,572	675	4,613	948
Total other income (expense), net	1,343	396	3,807	263
Loss before income taxes	(21,960)	(27,571)	(86,969)	(85,394)
Income tax (expense) benefit	(34)	312	(52)	(39)
Net loss	$(21,994)	$(27,259)	$(87,021)	$(85,433)

Net loss per share: Basic and diluted	$(0.24)	$(0.30)	$(0.95)	$(0.94)

Weighted-average common shares outstanding: Basic and diluted	92,217,234	91,105,265	91,844,221	90,686,517

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
(In thousands, except for share and per share data)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$69,733	$59,955
Restricted cash	16,035	15,023
Short-term investments	43,746	104,476
Receivables under development arrangements, net	800	1,550
Prepaid expenses and other current assets	4,399	5,859
Total current assets	134,713	186,863
Operating lease right-of-use assets	4,688	5,319
Property and equipment, net	45,213	52,723
Intangibles, net	49,095	51,622
Goodwill	—	21,335
Restricted cash, long-term	1,098	1,864
Other long-term assets	1,537	1,282
TOTAL ASSETS	$236,344	$321,008
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,909	$2,412
Accrued expenses	19,677	20,481
Long-term debt	3,213	2,946
Operating lease obligations	1,746	1,690
Financing lease obligations	1,083	2,296
Deferred revenue	345	445
Total current liabilities	27,973	30,270
Long-term debt - net of current portion	5,549	7,984
Operating lease obligations - net of current portion	5,995	7,317
Finance lease obligations - net of current portion	162	750
Deferred tax, net	249	238
Other long-term liabilities	—	35
TOTAL LIABILITIES	39,928	46,594

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	9	9
Additional paid-in capital	579,416	570,454
Accumulated deficit	(382,950)	(295,929)
Accumulated other comprehensive loss	(59)	(120)
TOTAL STOCKHOLDERS' EQUITY	196,416	274,414
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$236,344	$321,008